EXHIBIT 21.1

Subsidiaries of the Registrant

Click Evidence Inc. is a corporation formed under the laws of the State of Arizona, USA. The company owns 100% of the issued and outstanding common stock.

Polybia Studios Pty, Ltd (formerly Roadships Acquisitions Pty Ltd) is a corporation formed under the laws of Australia. The Company owns 100% of the issued and outstanding common stock.

Roadships Freight Pty, Ltd (formerly Endeavour Logistics Pty, Ltd) is a corporation formed under the laws of Australia. The Company owns 100% of the issued and outstanding common stock.